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EXHIBIT 15.1

October 13, 2004

The Board of Directors and Stockholders of Rigel Pharmaceuticals, Inc.

We are aware of the incorporation by reference in the Registration Statement (S-3) of Rigel Pharmaceuticals, Inc. for the registration of up to $150,000,000 of its common stock, preferred stock, warrants or debt securities of our reports dated April 20, 2004 and July 20, 2004 relating to the unaudited condensed interim financial statements of Rigel Pharmaceuticals, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2004 and June 30, 2004, respectively.

Very truly yours,
/s/ ERNST & YOUNG LLP
Palo Alto, California October 13, 2004

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  EXHIBIT 15.1